UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 10, 2019

Commission file number: 0-22773

NETSOL TECHNOLOGIES, INC.

(Exact name of small business issuer as specified in its charter)

NEVADA	95-4627685
(State or other Jurisdiction of	(I.R.S.
Incorporation or Organization)	Employer NO.)

23975 Park Sorrento, Suite 250, Calabasas, CA 91302

(Address of principal executive offices) (Zip Code)

(818) 222-9195 / (818) 222-9197

(Issuer’s telephone/facsimile numbers, including area code)

Item 5.07 Submission of Matters to a Vote of Security Holders.

On June 10 2019, NetSol Technologies, Inc. (the “Company”) convened its annual meeting of shareholders. The following proposals were submitted to a vote of security holders. Of the total issued and outstanding shares as of April 22, 2019, the record date, 90.86% or 10,767,597 shares voted in this election. Broker non-votes, which are voted in the ratification of appointment of auditors, are present for purposes of establishing a quorum, but are not considered voted in other proposals.

1. Election of Directors

The following persons were elected directors of the Company to hold office until the next Annual General Meeting of the Shareholders. A total of 7,782,719 shares of common stock cast votes. The following sets forth the tabulation of the shares voted for each director:

Director	For	Against	Abstain	% of Total Voted For
Najeeb Ghauri	7,266,327	503,804	12,538	93.51%
Naeem Ghauri	7,240,599	529,277	12,843	93.18%
Shahid J. Burki	7,147,366	395,419	239,934	94.75%
Mark Caton	7,244,309	513,676	24,737	93.37%
Malea Farsai	7,352,207	406,778	23,734	94.75%
Henry Tolentino	7,557,069	201,916	23,734	97.39%
Syed Kausar Kazmi	7,489,229	269,756	23,734	96.52%

2. Ratification of Appointment of Auditors:

KSP Group, Inc. was appointed as Auditors for the Company for the fiscal year ending June 30, 2019. Ratification of this appointment was sought in this proposal. The following sets forth the tabulation of the shares voting for this matter.

Total Shares Voted	For	Against	Abstain	% of Total Voted in Favor
10,767,597	9,869,975	884,148	13,474	91.77%

3. To approve, on an advisory basis, compensation of the named executive officers in this Proxy Statement:

The shareholders approved on an advisory basis the named executive officer compensation. The following sets forth the tabulation of the shares voting in connection with this proposal:

Total Shares Voted	For	Against	Abstain	% of Total Voted in Favor
7,782,719	6,055,212	1,705,062	22,445	78.02%

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NETSOL TECHNOLOGIES, INC.

Date:	June 10, 2019	/s/ Najeeb Ghauri
NAJEEB GHAURI
Chief Executive Officer

Date:	June 10, 2019	/s/ Roger K. Almond
ROGER K. ALMOND
Chief Financial Officer